Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Michael Kors Holdings Limited of our report dated September 20, 2011, except for the effects of the share split discussed in Note 1, as to which the date is November 30, 2011, relating to the consolidated financial statements, which appears in the Michael Kors Holdings Limited’s Registration Statement on Form F-1 (File No. 333-178282).

/s/ PricewaterhouseCoopers LLP
New York, New York
December 14, 2011